EXHIBIT 23.2



                                     CONSENT

     I hereby consent to the citation of my name and expertise in the registration statement on Form SB-2, filed by Can-Cal Resources Ltd. with the Securities and Exchange Commission, as set forth on pages 24, 25, 26; to disclosure of compensation paid to me by Can-Cal Resources Ltd., as set forth on page 32; and to disclosure of my business and professional background and education as set forth on page 33.

     I consent to the filing of this consent as an exhibit to the registration statement on Form SB-2.


/s/ S. Bruce Ballantyne
May 2, 2002

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